EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Palatin Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other(2)	2,476,416	$1.9250(2)	$4,767,100.80	$147.60 per $1,000,000	$703.62
Total Offering Amounts					$4,767,100.80		$703.62
Total Fee Offsets							N/A
Net Fee Due							$703.62

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-1 (the “Registration Statement”) also covers an indeterminate number of shares of common stock, par value $0.01 per share, of Palatin Technologies, Inc. that may be offered or issued as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, reverse stock split, recapitalization or other similar transaction.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee and based on the average of the high and low sale prices per share of common stock as reported on the NYSE American on November 28, 2023, which date is within five business days prior to filing this Registration Statement.